Powertrain for Fast Growing Economy

中柴机器









By Zhongchai Machinery, Inc.

Safe Harbor Statement

This Presentation contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future international, national or regional economic and competitive conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products and services, marketing existing products and services, customer acceptance of existing and new products and services and other factors. Accordingly, although the Company believes that the expectations reflected in such forward looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this presentation.

Mission Statement

Relying on the innovation and dedication, to build a fast growing company with high profitability and efficient operation.

The Company

- Zhongchai Machinery, Inc. is a US Nevada Corporation and publicly traded on OTCBB. Currently it is in process to upgrade to NASDAQ Exchange.
- Zhongchai is a unique and fast growing company sharing the high demand and growth with fast growing economy.
- Zhongchai manufactures the key components such as transmission, driving system, and high grade gears for industrial equipment and diesel engines.
- Zhongchai enjoys its fast growing operation along with the rapidly growing economy and huge demand of the diesel powertrain for infrastructure building up in China.
- Zhongchai Machinery has earned a reputation for exceptional product development, engineering and manufacturing of its product lines.



Zhejiang Zhongchai

- Established in 2005, Zhejiang Zhongchai is wholly owned subsidiary of the listing company.
- Current annual production capacity: 15,000 Transmission Box and 1,200,000 gears, will expand to 30,000 and 2,400,000 respectively in the end of 2010.
- Leading provider of high-quality transmission system for forklift truck, with 3 series, JDS, YQX, and PSD transmission products.
- Its new Integrated driving axle, PSD311i will start to ship in in Mid of 2010 and will be the only such kind of product introduce in China.
- 100 employees
- Advanced production facilities and efficient manufacturing systems.



Annual sales in unit
40,000
35, 000
30, 000
25, 000
20, 000
15, 000
10, 000
5, 000
0
2007
2008
2009
2010E
2011E
2012E
4, 500
0
6, 500
350
9, 200
2,500
16, 000
13,500
125
25, 000
25,000
1,500
35, 000
40,000
10,000
Gear in '00
Transmission
Driving system

Company Structure


Zhongchai Machinery, Inc.
中柴机器有限公 司
(OTCBB)
100%
Zhongchai Holding (HK) Limited
中柴控股(香港)有限公 司
HK Limited Co.
100%
Chinese Operation
Zhejiang Zhongchai Machinery
浙江中柴机器有限公司
(Chinese WOFE)
60%
Xinchang Lisheng Casting Co., Ltd.
新昌力升铸造有限公司
(Chinese Co)

The Products

- Zhongchai manufactures key components for industrial, agricultural, and construction equipment:
  - Gears for diesel engines
  - Transmission gearboxes
  - Integrated driving axles

- Superior quality and high reliability with very competitive pricing
- Conforms to applicable international and national standards
- Unique product integration with strong technology backup for continuous organic growth and consolidation.



Gear



Transmission Gearbox



Integrated Driving Axle

The Products

Gears for diesel engines

- Zhongchai supply gears to the top-two 4-cyliner diesel engine manufacturers in China, Xinchai and Yunnei.
- Currently Zhongchai makes about 1,200,000 pieces per year, which is about one third of the gears needed for Xinchai and Yunnei (they need 3,600,000 per year). This market is growing atabout 20% per year.
- By the end of 2010, Zhongchai will increase its gear production capability to 2,400,000.
- Once Zhongchai has extra capacity, it will supply the gears to Japan's largest 4-cylinder diesel engine manufacturer, Kubota.
- The total market for gears used in internal combusting engine is huge. Currently Zhongchai has a very small share of the market, less than a percent.



The Products

Transmission gearboxes

- Zhongchai makes transmission gearboxes for 1-3.5T internal combusting forklift trucks and supplies them to the top-20 forklift truck manufacturers in China including Hangcha, Heli, Longking, Liugong, Xiagong, etc. For 1-3.5T forklift in China is about 75,000 per year and grow about 15% annually.

- Currently Zhongchai has market share about 20% and will reach 35% next year for 1-3.5T forklift trucks (30,000 sets next year).

- Zhongchai has finished the development and will start to produce transmission gearbox for 1T electrical forklift trucks this year, which is growing at 30% annually this year.

- Zhongchai has finished the development and will start to produce transmission gearbox for 5T internal combusting forklift trucks early next year.

- Zhongchai is underway to develop transmission for other off-road equipme such as loader, and backhoe loader.



The Products

Driving Axle

- This product has very new design concept that combines transmission and driving axle function into one product that will be more reliable, smooth operation, and more robust. This new product has "wet breaking" system.
- Zhongchai's PSD 311i and PSD 311uw are ready for commercial deliver. After one year of manufacturer trial and fitting, Zhongchai has shipped products to Hangcha and Yougao (China's largest and fifth largest forklift truck manufacturers) in July, 2010.
- The company would greatly benefit from Zhongchai's localization of production early next year.
- Price is only one-third of that of foreign products.
- It's most advanced driving axle in China and will replace current systems. This market size is 100,000 set or $200,000,000 per year and Zhongchai should have at least 50% of the market share since it is the only producer in China now.

New Product



Growth Catalysts

The Product Integration



Gear
Engine Block
Diesel Engine
Transmission Gearbox
Integrated Driving Axle
Powertrain
Agricultural
Industrial
Transportation
Construction

Powertrain Applications

- **Industrial Equipment**
  - Forklifts
  - Power generator
  - Light-duty trucks

- **Agricultural Equipment**
  - Tractors
  - Combine Harvester
  - Pickups

- **Construction Equipment**
  - Excavators
  - Loaders
  - Bull dozers
  - Road pavers








Off-road Equipment Market in China

- In 2009, China's road construction investment reach $146.6 billion; railway construction investment reached $220 billion. In these two areas to invest in the next 3 to 5 years is expected to $1.02 trillion.

- Since 2001, China Construction Machinery average annual growth rate is about 25% .

- Agricultural machinery industry output value in 2009 will reach $33.7 billion. In 2007, the output value is $19.8 billion.

- Production of light-duty truck grows 25.1% in 2009.

- China will be the largest off-road equipment market in the world and the total size of equipment market today is only 1/3 of US equipment market.

Drives of Powertrain Market

- Powertrain and its off-road applications as infrastructure elements shares high demand and growth with fast growing economy in China

- As labor cost continue to rise, more manual work would be replaced by machines.
- As higher cost on resources and tougher environmental regulations, many old equipment needs to be replaced and upgraded, which creates ever bigger demand for new equipment.

- Thanks to the cost advantage, more Chinese made industrial equipment enter into the global market, especially in other developing countries.

- Increased demands from global equipment manufacturers that are looking for more cost competitive components.

- The demand for industrial, agricultural and construction equipment will continue to grow at a high pace in China.

Our Customers

- Main Chinese Equipment Manufacturers

- Global Equipment Manufacturers

Competitive Strengths

- **Outstanding Market Capability and Customer Base**
  - Solid customer bases in industrial, agricultural, and construction equipment sectors
  - Great supporting service and parts supply networks for powertrain products
  - Outstanding marketing and sales capabilities for quickly established strong market position
- **Strong product development capabilities**
  - Partnerships with global and local leaders to co-develop advanced powertrain components
  - Superior relationship with its supplier network
  - Strong development team for product development, manufacturing processing, testing, and quality control
- **High Quality Products with Competitive Pricing**
  - Internal quality assurance management systems
  - State-of-art manufacturing facilities
  - Well trained and qualified workforce
- **Meeting International Standards**
  - Recognized by international and industrial standards and certifications
  - Strictly follows the international processing and manufacturing practices
- **Experienced Management Team**
- **Strong Partnership with Industrial Leading Players**

Management

Peter Wang, Chairman and President

Successful entrepreneur and Co-founder of UTStarcom (NASDAQ: UTSI)

Simon Han, CTO

SVP of Wooyoung Hydaulic, Former Director of R&D of Hyundai Heavy Industry; Asia Engineering Service Respresentitives of Clark of US & Carraro of Italy

He, Mengxin, COO and CEO of Zhejiang Zhongchai Machinery Co.

Former Deputy General Manager of Zhejiang Xinchai Co. a leading light-duty diesel engine manufacture in China.

Market Comparables

Company Name	Stock Code	Business	Sales US$M	Net Margin	Market Cap (US$M)	Trailing P/E (TTM)	Forward P/E (fye Dec 31, 2011)
Quanchai Power	600218.SH	Diesel engine	US$311	2.43%	US$462	42x	-
Yunei Power	000903.SZ	Diesel engine	US$366	6.82%	US$730	31x	-
Weichai Power	000338.SZ	Diesel engine	US$5,224	9.59%	US$8,427	12x	-
Cummis	CMI.NYSE	Engine, components	US$10,840	5.26%	US$14,180	25X	*13.67x
Kubota	KUB.NYSE	Light-duty engine, equipments	US$10,250	3.46%	US$10,680	752x	*17.21x
Caterpillar	CAT.NYSE	Engine, equipment	US$31,410	3.95%	US$41,480	33.9x	*14.24x
Zhongchai		Diesel engine, components	US$15	10%			

**Source: Yahoo Finance.*

Our Operation in China



4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
-500

	07Q2	07Q3	07Q4	08Q1	08Q2	08Q3	08Q4	09Q1	09Q2	09Q3	09Q4	10Q1	10Q2E
Sales	502.2	507.8	542.3	614.6	907.8	826.6	518.9	736.3	1716	1948.6	1889.3	3202	4098
Net Income	77.82	116.7	88.5	78.6	197.2	136.3	34.4	-192.9	238.4	151.6	235.2	377	783

Unit '000 US$

The chart shows performance of our wholly-owned subsidiary Zhejiang Zhongchai.
Slowdown of 08Q4 and 09Q1 is a result of economy slowdown in China

Use of Proceeds

- The company is seeking to raise **US$3.5 million** to expand its capacity to fulfill increasingly strong market demand.

- The money raised, coupled with the company's own money, will be used to buy equipments for manufacture of gear and transmission gearbox.

  - Production capacity of gear product will be doubled from 1,200,000 pieces per year to 2,400,000 pieces per year.

  - Production capacity of transmission gearbox will doubled from 15,000 pieces per year to 30,000 pieces per year.

Financial Projection

Fiscal year ends on June 30
Unit: US$1,000

	FY2008	FY2009	FY2010E	FY2011	FY2012	FY2013	FY2014
Revenue	$3,333	$4,923	$11,138	$25,800	$40,000	$65,000	$98,680
One-time distractive factors*							
Net Income of IBC Auto	(98)	(138)	-	-	-	-	-
Loss on disposal of subsidiary-IBC	-	(220)	-	-	-	-	-
Make good provision	(1,419)	-	-	-	-	-	-
Minority interest (1)	(97)	(45)	(293)	-	-	-	-
Net Income/(loss)	($1,964)	($1,132)	$1,064	$3,600	$5,600	$8,000	$11,200

* Eliminated beginning from FY2011

Financial Projection

Financial Projection of Zhongchai Machinery


$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
($20,000)
In US$1,000

	FY2008	FY2009	FY2010E	FY2011	FY2012	FY2013	FY2014
Revenue	$3,333	$4,923	$11,138	$25,800	$40,000	$65,000	$98,680
Net Income/(loss)	($1,964)	($1,132)	$1,064	$3,600	$5,600	$8,000	$11,200

Investment Summary

Sustainable growth → Low risk investment

- Current Success
  - Leading producer in light-duty powertrain products in China
  - Successfully lunched transmission products and will double the capacity
  - Developed next generation product and ready to roll-out
- Future Catalysts
  - Large upside in Chinese agricultural equipment and industrial equipment market
  - New product roll-out to maintain leadership in the marketplace
  - Further expansion through Industrial consolidations

Raise $5m as debt or equity for doubling its production capacity and lunch new products. Gear 1.2m piece, trans